CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 27, 2013 on the financial statements of Walthausen Funds, comprising the Walthausen Small Cap Value Fund and the Walthausen Select Value Fund, as of January 31, 2013, and for the periods indicated therein and to the references to our firm in the Prospectuses and the Statements of Additional Information in this Post-Effective Amendment to Walthausen Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Cleveland, Ohio May 28, 2013